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   AS FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 6, 1998

                                 SCHEDULE 14A
                                (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[_]  Definitive Proxy Statement                   Commission Only (as permitted
[X]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           -------------------------

                            CAYENNE SOFTWARE, INC.
               (Name of Registrant as specified in its Charter)

                           -------------------------

Payment of filing fee (Check the appropriate box):
[X]  No fee required
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
[_]  Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:
     (2)  Form, Schedule or Registration Statement no.:
     (3)  Filing Party:
     (4)  Date Filed:
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                        Additional Soliciting Materials

     Cayenne Software, Inc. (the "Company") is filing the material set forth below as additional soliciting material pursuant to Rule 14a-6(b) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.
The material contained below, which discusses certain aspects of the proposed acquisition of the Company by Sterling Software, Inc. and Sterling Software (Southern), Inc. in a question and answer format, has been posted on the Company's Web page (http://www.cayennesoft.com) for the information of the Company's stockholders. It must be read in conjunction with the definitive proxy materials filed with the Commission on September 24, 1998 and previously provided to the Company's stockholders.

     The following information has been posted:

     "Q. EXPLAIN THE DEAL. WHAT AM I GOING TO GET FOR MY STOCK?

     A. The total price to be paid for Cayenne is $11.4 million. Cayenne has 2 classes of stockholders, common and preferred. Of the total price, $3.4 million goes to the preferred stockholders. The balance of $8 million (which is $0.375 per share of outstanding common stock) will be paid to the common stockholders, subject to reduction by the amount of any interim financing provided to Cayenne based on Sterling Software's credit support prior to closing the transaction.

     Q.  WHAT IS INTERIM FINANCING?

     A. In its June 30, 1998 10Q filing with the SEC, Cayenne indicated that due to the loss that it incurred in the second quarter, it was in default under its bank loan agreement and that it might be unable to continue as a going concern. In view of this situation, Sterling Software has agreed to provide credit support for Cayenne, allowing Cayenne to borrow up to $3 million for working capital requirements until the closing of the transaction. Any amount that Cayenne is required to borrow under this arrangement will be deducted from the amount payable to common stockholders. As stated in its definitive proxy statement, Cayenne believes that it may not need to make any significant borrowings under the interim financing so long as the merger closes at a time consistent with the Special Meeting of Stockholders to be held on October 23, 1998. There are many factors that could cause Cayenne to require interim financing, however, including cash collections that are less than forecast, lower levels of new or repeat sales or unexpectedly high expenses. If the transaction does not close when scheduled (whether due to the need to adjourn the Special Meeting to solicit additional proxies or otherwise), Cayenne may need to borrow a substantial amount from the interim financing facility.

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     Q:  WILL ANY SEVERANCE OR RELATED BENEFITS PAID TO EXECUTIVES OF CAYENNE IN
     CONNECTION WITH ITS ACQUISITION BY STERLING SOFTWARE ADD TO AMOUNTS THAT CAYENNE WILL BE REQUIRED TO BORROW PRIOR TO CLOSING, AND THUS REDUCE THE CASH PAYABLE TO CAYENNE'S COMMON STOCKHOLDERS UNDER THE MERGER AGREEMENT?

     A: No. The Merger Agreement specifically provides that Sterling Software is to assume all of Cayenne's severance obligations to its executives. Any payments in respect of these obligations will be made by Sterling Software after the closing of the transaction, (i.e., after the cash payable to Cayenne's common stockholders has been fixed). Thus, Sterling Software will effectively absorb these costs, not the stockholders of Cayenne.

     Q:  AS A COMMON STOCKHOLDER, HOW MUCH WILL I RECEIVE ON A PER SHARE BASIS?

     A: The deal is worth up to $0.375 per share to common stockholders, depending on how much interim financing is required. For example, if Cayenne required $3 million of interim financing, stockholders would receive $0.234. On the other hand, if no additional financing is required, common stockholders will receive $0.375 per share.

     Q:  HOW MUCH WILL CAYENNE NEED TO BORROW?

     A: It is difficult to predict because of the number of factors affecting Cayenne's need to borrow. In its proxy statement, however, Cayenne stated that it believes it may be able to avoid making any significant borrowings. There are many factors that could cause Cayenne to require interim financing, however, including cash collections that are less than forecast, lower levels of new or repeat sales or unexpectedly high expenses. If the transaction does not close when scheduled, Cayenne may need to borrow a substantial amount from the interim financing facility.

     Q:  HOW MANY VOTES ARE REQUIRED TO CLOSE THE TRANSACTION?

     A: A favorable vote by holders of 2/3 of the common shares outstanding is required to approve the transaction. All of the preferred stockholders have agreed to vote in favor of the transaction.

     Q:  WHY DO THE SERIES D CONVERTIBLE PREFERRED STOCKHOLDERS GET $3.4
     MILLION?

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     A:  As its name implies, preferred stock ordinarily has various preferential rights relative to common stock. In the case of the Series D convertible preferred stock, these rights include (i) the right to receive approximately $21.00 per share in any bankruptcy or other liquidation of Cayenne (prior to any payment being made on account of Cayenne common stock), (ii) the right to convert into an aggregate of approximately 19,500,000 shares of Cayenne common stock (or, in certain circumstances, to require Cayenne to repurchase shares of series D convertible preferred stock), and (iii) the right to vote as a separate class on certain extraordinary transactions involving Cayenne (i.e., a veto right over transactions such as the merger). The amount to be received by the holders of Series D preferred stock in the merger was specified by Sterling Software in its offer to acquire Cayenne. As required by Sterling Software, the preferred stockholders agreed to vote in favor of the merger and not to exercise any conversion rights. Cayenne's common stockholders would receive substantially less (on a per share basis) in the merger if, hypothetically, the Series D convertible preferred stock were fully converted into common stock prior to the effective time of the merger. The relative rights and preferences of the Series D convertible preferred stock and the common stock were among the various factors considered by Adams, Harkness & Hill in rendering its fairness opinion relating to the merger.

     Q:  HOW MANY SHARES OF COMMON STOCK ARE OUTSTANDING?

     A:  21,333,398 shares.

     Q:  WHY DID CAYENNE CHOOSE TO SELL TO STERLING SOFTWARE?

     A: As Cayenne had previously announced, it retained the investment banking firm of Adams, Harkness and Hill to assist it in evaluating strategic alternatives during May. At the conclusion of this process and in consideration of Cayenne's difficult financial situation, Sterling Software provided Cayenne the best assurance of being able to successfully close this transaction quickly and agreed to provide credit support for the interim financing required to carry Cayenne through to the closing. Sterling Software is a large and financially stable company that has successfully completed 30 acquisitions.

     Q:  DID YOU CONSIDER OTHER OFFERS?

     A: As Cayenne stated in its proxy statement, other offers and expressions of interest were considered by the Board. However, there were no other proposals that provided the same degree of certainty with respect to closing the transaction

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     quickly and successfully. Other proposals included conditions that reduced the level of certainty with regard to their ability to close in accordance with their terms.

     Q: WHAT HAPPENS IF THE STOCKHOLDERS DO NOT APPROVE THIS TRANSACTION BY THE REQUIRED VOTE?

     A: Sterling Software would have the right to terminate the Merger Agreement, to require Cayenne to pay it a break-up fee of $570,000 and to demand immediate repayment of any interim financing advances outstanding. In addition, Silicon Valley Bank would have the right to demand immediate repayment of all amounts owed to it by Cayenne. In light of the serious liquidity concerns disclosed by Cayenne in its June 30, 1998 10Q report filed with the SEC, it is unlikely that Cayenne would be able to continue as a going concern.

     Q:  WHEN WILL I RECEIVE MY PROXY STATEMENT?

     A: Shareholders Communication Corporation has been retained by Cayenne Software, Inc. as proxy solicitor. Mailing of proxy materials commenced on September 25, 1998. If you do not receive your proxy materials by October 9, 1998 or would like additional information, please contact Shareholders Communication Corporation at 1-800-733-8481, extension 441.

A Proxy Statement containing more detailed information has been mailed to each person who, as of September 16, 1998, was a holder of record of Cayenne stock. Stockholders are urged to read the Proxy Statement carefully and in its entirety before deciding how to vote."

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